EXHIBIT 99.1
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     S A N D S
LAS VEGAS SANDS CORP.                              P R E S S   R E L E A S E
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                         LAS VEGAS SANDS CORP. REPORTS
                           THIRD QUARTER 2007 RESULTS

                 NEARLY 3.9 MILLION VISITORS EXPERIENCED ASIA'S
           FIRST INTEGRATED RESORT IN ITS FIRST 65 DAYS OF OPERATION

 ROLLING CHIP VOLUME FOR MACAO PROPERTIES IN TOTAL REACHES RECORD $11.0 BILLION
            IN THIRD QUARTER, AND $6.6 BILLION IN MONTH OF OCTOBER

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LAS VEGAS,  NV  (NOVEMBER 1,  2007)--Las  Vegas Sands Corp.  (NYSE:LVS),  today reported financial results for the quarter ended September 30, 2007.

COMPANY-WIDE OPERATING RESULTS

Net revenue for the third quarter of 2007 increased 19.5% to a record $661.0 million, compared to $553.2 million in the third quarter of 2006. Consolidated adjusted property EBITDAR in the third quarter of 2007 came in at $164.3 million, a decrease of 18.9%, compared to $202.6 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating loss was $20.8 million versus operating income of $133.5 million in the third quarter of 2006. The decrease in operating income of $154.3 million was driven principally by increases of $75.9 million in pre-opening expenses directly related to our preparations for the opening of The Venetian Macao, which opened on August 28th, The Palazzo, which will open on December 20th, and other properties to be opened in the future in Macao, Singapore, and the United States, increased operating costs as we expand our infrastructure to execute our global growth plans, lower table games win percentage, and an increase of $27.6 million in depreciation and amortization expense.

Adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) was $41.8 million, or adjusted earnings per diluted share of $0.12, compared to adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) of $117.6 million, or adjusted earnings per diluted share of $0.33, in the third quarter of 2006. The decrease in adjusted net income of $75.7 million was driven principally by the increased operating costs mentioned above, lower table games win percentage, as well as pretax increases in depreciation and amortization of $27.6 million and net interest expense of $21.4 million. On a GAAP basis, net loss in the third quarter of 2007 was $48.5 million, or $0.14 per diluted share, compared to net income of $97.3 million, or $0.27 per diluted share, in the third quarter of 2006. The decrease in GAAP net income of $145.8 million was principally driven

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by the increases in pre-opening  expenses,  operating  costs,  depreciation and amortization expense, net interest expense, and the lower table games win percentage mentioned above.

William P. Weidner, president and COO stated, "On August 28, 2007, Las Vegas Sands opened Macao's first full-scale integrated resort, The Venetian Macao, and took our first steps toward realizing our vision of transforming Macao into Asia's premier business and leisure destination. While we are clearly proud of the overwhelmingly positive response the public has shown The Venetian Macao, and the strong performance of each of our gaming, hotel, entertainment, retail and group meeting businesses, we are clearly only in the top of the first inning in delivering on the fundamental goal and commitment we share with the people of Macao, Hong Kong and all of Southern China - - the transformation of Macao into Asia's premier business and leisure destination. We remain confident, and The Venetian Macao's operating results confirm, that the execution of our strategy will deliver tremendous economic benefits to Macao and the entire region, as well as industry leading returns to our shareholders."

THIRD QUARTER HIGHLIGHTS

Weidner continued, "As the first Cotai Strip property to open in Macao and Asia's first integrated resort, The Venetian Macao has received extremely positive reviews and welcomed millions of guests from around the region. We were honored to receive tremendous support from all our constituencies throughout the region, as we welcomed nearly 3.9 million guests in our first 65 days of operation, including over 114,000 guests in our first 24 hours. More recently, on Saturday October 20th, concurrent with both the 2007 NBA China Games, which were played in the Arena at The Venetian Macao, and our first two tradeshows, the Kenfair-sponsored Mega Macao and the Macao Trade and Investment Promotion Institute sponsored Macau International Trade and Investment Fair, we welcomed over 104,000 guests to The Venetian Macao, the most since the night of the opening of the property. Our strong hotel rate and occupancy statistics clearly reflect the strength of our product offering and the broad interest from the region in Macao's first integrated destination resort. Our corporate meeting and convention businesses are also off to a strong start, our Non-Rolling table drop has increased by 32% in October compared to September, and volumes in our VIP gaming business have been outstanding and have clearly exceeded our expectations.

"Back on the Macao Peninsula, the Sands Macao delivered a solid quarter. Our Rolling Chip volume increased 79.2% to $6.29 billion, compared to $3.51 billion in the third quarter of 2006, while third quarter visitor volume remained strong, with 2.34 million visits in the quarter, about the same number as the
2.37 million in the third quarter of 2006. In October, visitor volume at the Sands totaled 805,000 visitors, compared to 794,000 in October of last year.

"Importantly, the Macao gaming market continues to expand in response to the addition of high-quality capacity, with gross gaming win increasing by over 50% in the Macao market overall for the quarter ended September 30, 2007, compared to the same quarter in 2006. This continuing strong growth in the Macao marketplace, coupled with the overwhelmingly positive reception the public has shown The Venetian Macao, provide positive momentum as we expand our tradeshow, convention, corporate meeting, entertainment and retail offerings and amenities in the weeks and months ahead. Additionally, our investments in local and regional transportation infrastructure, on land, in the air and at sea, together with the infrastructure investments being made by Macao, Hong Kong, and the wider region, will only serve to increase and broaden visitation, and improve the overall customer experience of the visitor to Macao. Looking ahead, we remain extremely confident that the world class product offerings of The Venetian Macao will allow us, as the market continues to evolve and mature, to convert our strong visitation, hotel occupancy and retail sales figures into market and industry leading gaming and non-gaming revenue growth and, ultimately, superior financial performance.

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Weidner  added,  "With  The  Venetian  Macao  now  successfully  open,  we have continued to steadily execute our development, marketing and promotional plans for the Cotai Strip, Macao, Hong Kong and the wider region. Following on the success of the NBA China Games, which were hosted in The Venetian Macao's multi-purpose arena and featured the China National team, LeBron James and the Cleveland Cavaliers, and Dwight Howard and the Orlando Magic, The Venetian
Macao  has  presented  additional  regional  and  international   entertainment
performances, including the highly successful performance of Black Eyed Peas last Saturday night, which was attended by approximately 10,000 of the more than 80,000 total visitors to the property that day. These world-class entertainment events have been widely embraced by the region, with strong ticket sales and attendance at these events driving new, first-time visitors to Macao. Future entertainment at The Venetian Macao will include a nearly sold-out performance by Beyonce this Saturday November 3rd, as well as other world-class entertainment artists, which will be announced shortly. Many global brands have signed on to sponsor events in the Venetian Arena including Lenovo, Motorola, Toyota, Gatorade, DHL, and Rolex. On November 24th, The Venetian Macao will host tennis legends Roger Federer and Pete Sampras, in an historic match up for which tickets sold out within hours of becoming available. Local, regional and international media coverage of these world-class events and performances have provided important marketing for Macao as a true resort destination, which will deliver ongoing benefits not only to The Venetian Macao and the Cotai Strip, but also to Macao itself as a destination, as well as Hong Kong and the wider Southern China region.

"Our retail offering is off to an outstanding start, with many retailers recording initial sales figures far in excess of expectations, and producing sales that are on a pace to generate significant percentage-of-retail-sales rental payments in excess of minimum rents. We opened The Grand Canal Shoppes in The Venetian Macao with 130 stores on August 28th, and have 150 stores open at present. Additional stores will open in the weeks ahead, and we expect to have approximately 270 stores, representing over 600,000 sq.ft., open by year end. The remaining 60 stores, which are principally in the mezzanine of the complex, will open in early 2008. We have effectively completed the leasing of The Shoppes at the Four Seasons Macao, which will be interconnected to The Grand Canal Shoppes in The Venetian Macao, and plan to open this luxury mall in summer of 2008. In addition, we have now initiated the leasing process and have executed definitive agreements with more than 100 retailers at Cotai Central, the nearly 800,000 square foot mall in the massive podium of the complex anchored by the Sheraton Macao Cotai, the St. Regis Macao Cotai, the Shangri-La Macao Cotai and Traders Macao Cotai, which is located directly across the Cotai Strip from, and will be connected by air-conditioned walkover bridge to, The Venetian Macao and the Four Seasons Macao Cotai.

"In the last few weeks, our convention, tour and travel, and corporate meetings businesses have each begun to increase their operation. In the fourth quarter, The Venetian Macao will host more than 200 corporate meetings and events, including large corporate events held by some of the most well known and respected multinationals in the world, as well as seven tradeshows. Looking into 2008, we expect to host approximately 30 tradeshows covering a wide array of industry verticals, with Fashion, Jewelry, Gifts, Medical, Tobacco, Travel, Gaming, General Consumer, Wine and Gourmet Food, Automotive, and even the Amusement Park industries represented. Included among the shows we expect to host next year is a Pharmaceutical show sponsored by the China Center for Pharmaceutical International Exchange, an organization under the supervision of the Central Government of the People's Republic of China, and an Environmental Show sponsored by the Macau Trade and Investment Promotion Institute. The
sponsorship of these events by governmental organizations reflect the endorsement and show of support we are enjoying around the region. We remain enthusiastic about the ability of this important market segment to drive

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visitation,  as well as hotel rate and occupancy, to The Venetian Macao and the
Cotai Strip, Hong Kong, the peninsula of Macao and the wider region, both today and in the decades ahead.

"Our success in each of our business segments - - Hotel, Retail, Entertainment, Group Meeting, Convention, and Gaming, provide a fertile ground for us to begin to orchestrate these elements for maximum utility. As each of these businesses continues to grow, we expect to tailor our services to increase our total revenue and maximize our operating income yield from the multiple business and customer segments we serve. In October, our Non-Rolling chip table games drop increased by more than 32% compared to September. This positive upward trend in Non-Rolling chip table games drop at The Venetian Macao is consistent with the Non-Rolling chip table games drop trends reflected in the early days and weeks of the Sands Macao, and is an indication that the mass gaming floor of the property is beginning to mature. We expect the maturation of all the property's elements to continue over the coming months, and we expect to increasingly drive revenue and margin from the property as the maturation process for all our businesses continues in the months and years ahead.

"In addition, our construction, design and development work on each of our other six sites on the Cotai Strip has continued to progress. We have also advanced our master-plan to develop a complementary trade-fair, convention, and leisure destination on Hengqin Island, in Zhuhai of the People's Republic of China and adjacent to the Cotai Strip.

"In Las Vegas, despite the negative impact of a lower than normal table games win percentage, The Venetian continued to perform extremely well, delivering strong growth in every category of casino volume, as well as record third quarter REVPAR and occupancy.

"Additionally, we are very excited to be preparing to open The Palazzo, our newest resort on the Las Vegas Strip. We expect this breathtaking 3,066-suite hotel to set a new standard for luxury and opulence in Las Vegas, and we look forward to the opening of the property's hotel, gaming and a portion of its magnificent dining and entertainment amenities on December 20th, only seven weeks from today." said Weidner.

LAS VEGAS THIRD QUARTER OPERATING RESULTS

Table games drop increased 34.8% to $356.4 million in the third quarter of 2007 versus $264.3 million during the third quarter of 2006. Slot machine handle (volume) increased 18.8% to $619.8 million in the third quarter of 2007, compared to $521.5 million during the third quarter of 2006. Table games win percentage (calculated before discounts) was 14.7% in the third quarter of 2007, compared to 23.4% in the third quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before discounts) was 6.2% in the 2007 third quarter, compared to 6.5% in the third quarter last year. Other casino revenue, including race and sports book as well as poker, increased 36.4% to $3.0 million, compared to $2.2 million in the third quarter of 2006. Principally as a result of the significantly lower than prior year table games win percentages mentioned above, total casino revenues decreased 6.9% to $83.1 million in the third quarter of 2007, compared to $89.3 million a year ago.

In the third quarter of 2007, hotel revenues increased 3.6% to $83.0 million versus $80.1 million in the third quarter of 2006, despite having approximately 3.4% fewer rooms available in the third quarter of 2007 compared to the quarter last year, due to the now completed renovation program of 2,800 suites at The Venetian. The Venetian Las Vegas' average daily rate (ADR) increased 5.9% to $234, compared to $221 in the third quarter of 2006. The Venetian's occupancy of available guestrooms increased to 99.6% during the third quarter of 2007, which compares to 98.4% during the prior year period, generating revenue per

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available room (REVPAR) of $233 in the 2007 period,  an increase of 7.4% versus
$217 in the 2006 period.

Retail and other operating revenues were $19.1 million in the quarter, compared to $14.7 million in the third quarter last year, an increase of 29.9%. Food and beverage revenues increased to $33.4 million in the third quarter of 2007, compared to $32.2 million in the 2006 period.

On a GAAP basis, operating income for our Las Vegas operations decreased 45.8% to $29.6 million, compared to $54.6 million in the 2006 period. Adjusted property EBITDAR for The Venetian Las Vegas was $60.2 million, compared to $75.1 million for the third quarter of 2006. The decreases in operating income and adjusted property EBITDAR were principally driven by the decrease in table games win percentage during the quarter compared to the quarter one year ago mentioned above.

"We continue to see strong performance across the board at The Venetian Las Vegas," continued Weidner. "Although our quarterly results were negatively impacted by a lower than normal hold percentage, the benefits of our targeted capital investments have continued to contribute to growth. Our gaming volumes were strong, as table games drop increased nearly 35% year over year. Our convention and corporate meeting-based strategy continues to drive increases in our room rates and REVPAR, with room revenue increasing 3.6% in the quarter compared to the same quarter last year, despite a decrease of 3.4% in our inventory of rooms available for occupancy, due to our now completed remodeling program at the property. Our ongoing efforts to manage our costs across the property continue to benefit our adjusted property EBITDAR at the Las Vegas property, and we expect the opening of The Palazzo later this year to generate significant operating efficiencies.

"The construction of The Palazzo Resort is nearing completion and when its doors open on December 20th, it will quickly become Las Vegas' most desirable destination. With exquisite public spaces featuring a variety of elegant water features, and lush, rich foliage, The Palazzo will be home to the most exclusive retail and restaurant offering in Las Vegas" said Weidner.

Anchored by an 85,000 square-foot flagship Barneys New York, The Shoppes at The Palazzo will be home to several exclusive retailers making their Las Vegas debuts, including Tory Burch, Christian Louboutin, Diane Von Furstenberg, Van Cleef & Arpels, Catherine Malandrino, Chloe, Anya Hindmarch, and Michael Kors. The restaurant offerings will feature a variety of cuisines from a star-studded collection of chefs, including Mario Batali, Emeril Lagasse, Charlie Trotter and Wolfgang Puck.

The Palazzo is scheduled to open its gaming, hotel and a selection of its restaurant and entertainment offerings to the public on December 20th, while The Shoppes at The Palazzo, featuring Barneys New York and more than 60 luxury boutiques, will debut in January of 2008.

In addition to the incredible selection of retail and restaurant options, The Palazzo will also include a 65,000-square-foot Canyon Ranch Spa Club, a Las Vegas version of the dynamic 40/40 sports bar and lounge, a lavish, 1,800-seat theatre for JERSEY BOYS, which will open in spring 2008, in addition to some very exciting entertainment options we will announce soon and plan to open in early 2008.

The opening of The Shoppes at The Palazzo in January will trigger an initial payment of more than $500 million from General Growth Properties. Under the terms of our sales agreement with GGP, we expect to receive more than $250 million in additional proceeds, or more than $750 million in total, over the thirty month period following the sale.

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Weidner continued, "Upon completion, the comprehensively renovated Venetian Las
Vegas and luxurious Palazzo, together with our Sands convention center, will comprise the largest integrated resort and convention destination in the world, with approximately 7,1 all-suite rooms, 2.3 million square feet of meeting,
convention  and  exhibition  space,  and  world  class  dining,   retail,   and
entertainment amenities. We expect to obtain back-of-house and other operating efficiencies of between $40 million and $60 million for the combined complex once The Palazzo opens. We believe our Venetian and Palazzo properties will provide an excellent platform for profitable growth in Las Vegas for years to come."

SANDS MACAO THIRD QUARTER OPERATING RESULTS

At the Sands Macao, third quarter 2007 Rolling Chip volume increased 79.2% to $6.29 billion, compared to $3.51 billion in the third quarter of 2006. Third quarter casino revenues decreased 12.2% to $294.5 million versus $335.6 million in the 2006 period. The decreased revenues were principally driven by a lower table games win percentage on Rolling Chip play (2.85% in the 2007 quarter) compared to the same quarter last year (4.25% in the 2006 quarter), as well as lower Non-Rolling Chip table games drop. Principally as a result of the factors described above, the Sands Macao reported adjusted property EBITDAR decreased to $77.6 million for the third quarter of 2007, compared to $127.4 million in the third quarter of 2006. In addition, the Sands' adjusted property EBITDAR reflected an elevated level of expenses associated with the retention bonus portion of our Rolling Chip program at the Sands Macao of approximately $5 million in the quarter. The elevated expenses related to the junket retention program were eliminated on August 31st. Principally as a result of the factors described above, operating income on a GAAP basis for the Sands Macao decreased to $65.5 million for the third quarter of 2007, compared to $114.0 million in last year's third quarter.

Table games drop (the Non-Rolling Chip segment) was $0.81 billion in the third quarter of 2007, compared to $1.04 billion in the third quarter of 2006.

The Sands' third quarter 2007 Non-Rolling Chip table games win percentage (calculated before discounts and commissions) came in at 18.7% in the third quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.85%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

The Sands' slot handle (volume) for the third quarter of 2007 was $297.9 million, representing a 12.3% increase versus $265.4 million in the third quarter of 2006.

Weidner stated, "We remain pleased with both our long-term market positioning and the resilient near term performance at the Sands Macao, in the face of high quality competitive product, including the Venetian Macao on Cotai. Our VIP business continues to reflect strong growth and our visitation statistics remain healthy, both before and since the opening of The Venetian Macao. With the opening of The Venetian Macao, we now have the ability to significantly reduce the cost structure at the Sands Macao, as we allocate our human resources more efficiently across a larger asset and revenue base. On September 28th, we opened our new 238-suite hotel tower, adding an additional competitive asset, increasingly important suite inventory, to the Sands' product offering. Our 289 beautiful suites, together with additional meeting rooms, our 650 seat theatre, and our soon to be opened luxurious and exclusive 25th floor gaming club, will enable the Sands Macao to offer a best-of-class Macao peninsula product set, in the Macao peninsula's most convenient location, for years to come.

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VENETIAN MACAO OPERATING RESULTS

The Venetian Macao was open for 34 days during the third quarter, and welcomed nearly two million guests from Macao, Hong Kong, the People's Republic of China, the greater Asian region and around the world during that period. Through September 30th, the Rolling Chip program at The Venetian Macao generated $4.7 billion of Rolling Chip volume. Rolling Chip volume was $4.6 billion for the month of October. Casino revenues in the first 34 days of operation were $131.0 million, while Non-Rolling Chip table games drop was $228.3 million. Non-Rolling Chip table games drop for the month of October was $301.9 million.

The Non-Rolling Chip table games win percentage (calculated before discounts and commissions) was 16.7% in the third quarter of 2007, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.44%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 18% to 20%, and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

Slot handle (volume) for the 34 days the property was open during the third quarter of 2007 was $123.2 million. Slot win percentage was 6.6%.

Hotel revenues during the quarter were $12.1 million. The Venetian Macao's average daily rate (ADR) was $208 while the occupancy per available guest rooms was 77.5%, generating revenue per available room (REVPAR) of $161. For the month of October, hotel revenues were $14.8 million, ADR was $206, the occupancy per available guestroom was 86.6% and REVPAR was $179.

Retail and other operating revenues were $7.1 million in 34 days of operations. Food and beverage revenues were $3.6 million.

On a GAAP basis, third quarter operating income for The Venetian Macao was $6.8 million. Adjusted property EBITDAR for The Venetian Macao was $26.5 million in the third quarter of 2007.

"In The Venetian Macao's first 34 days of operation, we experienced strong visitation and hotel rate and occupancy statistics, promising retail sales figures, momentum in our corporate and group meetings business, and outstanding Rolling Chip gaming volumes. We welcomed nearly 2 million people in our first 34 days of operation, and another 1.9 million visitors in the month of October. Our Rolling Chip volume was $4.73 billion in our first 34 days, followed by $4.57 billion in the month of October, illustrating the early acceptance and market power of our market leading investments in VIP gaming facilities and suite inventory. Non-Rolling Chip table games drop was $257.1 million in our first 34 days, and grew to $301.9 million in the month of October. Looking ahead, our ongoing investments in Macao's transportation infrastructure will continue to drive visitation and improve the customer experience for Macao's visitors. Earlier this week, on Monday the 28th of October, we received our formal concession from the Macao authorities to operate a regional ferry service into Taipa's new Pac-On ferry terminal. We expect our first vessel to complete its inaugural voyage in the next few weeks, carrying passengers from Hong Kong's Shun Tak ferry terminal directly to Taipa and the adjacent Cotai Strip, and opening up Macao's ferry transportation services to real competition for the first time. Our ongoing investments in Macao's transportation infrastructure, including expanded ferry services, local and regional busing programs, and aviation services should not only expand the number of visitors to Macao and the Cotai Strip, and improve the customer experience of visitors to the region, but also provide opportunities for important new customers with high discretionary incomes from around the region to visit the market for the first time. These new visitors and first time customers will allow us to drive increases in both gaming and non-gaming revenue and operating income yield per visitor, from the unprecedented array of business and consumer services

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available at Asia's first  integrated  destination  resort.  As we complete the additional integrated resorts that comprise the Cotai Strip, we expect the transformation of the market to drive this same phenomenon along the length of the Cotai Strip in the years ahead."

OTHER FACTORS AFFECTING EARNINGS

Pre-opening expenses related principally to the opening of The Venetian Macao, as well as the Marina Bay Sands and The Palazzo were $90.4 million in the third quarter of 2007.

Development expenses related to our efforts in Zhuhai (Hengqin Island, in the People's Republic of China), Europe, Japan and elsewhere were $3.6 million in the third quarter of 2007, compared to $6.0 million in the third quarter of 2006.

Interest expense, net of amounts capitalized, was $72.6 million for the third quarter of 2007, compared to $45.3 million during the third quarter of 2006. The increase is primarily the result of increased borrowings which support the company's growth pipeline and current and future development, including borrowings related to the company's new $5.0 billion credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the $1.4 billion credit facility to support the development of the Marina Bay Sands in Singapore. Capitalized interest was $64.2 million during the third quarter of 2007, compared to $28.4 million during the third quarter of 2006.

Stock-based compensation expense was $9.8 million in the third quarter of 2007, compared to $4.5 million in the third quarter of 2006.

Other income, which is principally composed of foreign currency transaction gains, was $17.1 million in the third quarter of 2007, compared to an expense of $0.7 million in the third quarter of 2006.

The effective tax rate for the third quarter of 2007 of 1.9% is lower than the United States federal statutory rate due principally to a zero effective tax rate on our Macao gaming income as a result of a temporary income tax exemption on gaming operations, which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances as of September 30, 2007 stood at $1.68 billion while restricted cash balances were $262.8 million. Of the restricted cash balances, $135.5 million is restricted for Macao-related construction and $113.3 million is restricted for construction of the Marina Bay Sands in Singapore.

As of September 30, 2007, total debt outstanding, including the current portion, was $7.29 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the third quarter of 2007 totaled $1.03 billion. This includes construction and development activities of $558.9 million in Macao, $316.5 million at The Palazzo, $90.3 million in Singapore, $42.5 million at The Venetian and the Sands Expo and Convention Center in Las Vegas, and $21.8 million for corporate and other activities.

CONCLUDING COMMENTS

Weidner concluded, "While we are clearly pleased with the positive reception that the people of Macao, Hong Kong, the People's Republic of China and the wider Asian region have given The Venetian Macao, we realize that we are only in the early stages of fulfilling our promise to Macao. The successful opening of The Venetian Macao is but the initial step in delivering on our commitment to lead the transformation of Macao into Asia's premier entertainment based destination resort, and the leading host for tradeshows and conventions in the region. We have much work ahead of us as we continue to partner with our broad constituencies in Macao, Hong Kong and the wider region to realize the vision of transforming Macao into Asia's premier leisure destination.

"Elsewhere, our track record of execution in the development and operation of convention-based integrated destination resorts clearly positions us well to continue to execute on our currently announced projects and to develop, identify and utilize our market-leading position to win additional growth opportunities worldwide.

"We remain focused on the execution of our plans to develop `Asia's Las Vegas', a convention and leisure destination with both the scale and the world-class array of leisure and entertainment amenities necessary to generate extended, multi-night visitation, on the Cotai Strip. We continue to progress our construction and development activities on the six additional sites on the Cotai Strip.

"We remain engaged in continuing extensive collaboration with the Project Coordination Committee of The Hengqin Venetian International Convention and Resort Project in Zhuhai as we integrate our development plans with Zhuhai and Guangdong Province's overall development plans for Hengqin Island.

"In Singapore, we continue to make steady progress on construction and other development activities of the Marina Bay Sands, which remains on track for an opening in late 2009. We currently have an average of 2,000 workers on site, with work progressing on a 24/7 basis. In addition, we have now entered into agreements with over 100 tenants from around the globe for leases at The Shoppes at The Marina Bay Sands, and we are pleased to report that the indicative rents are well north of $200 per square foot per year, reflecting the strength and vibrancy of that retail market. The Marina Bay Sands will feature approximately 2,500 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, approximately 1.0 million square feet of retail space, three large entertainment venues, and gaming space which will include our high-end Paiza ClubTM.

"In Bethlehem, Pennsylvania, we continue to advance our construction activities on Sands BethworksTM. Utility upgrades and site grading have now been completed, with construction of the building foundation systems to begin shortly. The mill order for the structural steel for the casino and retail buildings has now been placed, with erection of the structures set to begin in February. The 126-acre integrated destination resort, located on the site of the former Bethlehem Steel plant, is on the I-78 corridor in eastern Pennsylvania, with 17.2 million people, including the lucrative northern New Jersey and New York metropolitan markets, residing within a 75 mile radius. The property will feature in its first phase a hotel, retail space, 5,000 slot machines, a multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."

                                      ###

CONFERENCE CALL INFORMATION

The company will hold a conference call to discuss the company's results on Thursday, November 1, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by dialing (800) 659-2056 and using the access code 73013570. International callers, please dial (617) 614-2714, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 89865648, from November 1, 2007, at approximately 3:30 p.m. PT (6:30 p.m.
ET) through November 8, 2007.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
About Las Vegas Sands Corp.


ABOUT LAS VEGAS SANDS CORP.

        Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

        The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas, as well as the Sands Macao and The Venetian Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing four additional integrated resorts: The Palazzo Resort-Hotel-Casino in Las Vegas; Sands Bethworks(TM) in Bethlehem, Pennsylvania; The Marina Bay Sands(TM) in Singapore; and The Four Seasons Macao in the People's Republic of China (PRC) Special Administrative Region on Macao.

        LVS is also creating the Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community:    Scott Henry   (702) 733-5502
Media:                   Ron Reese     (702) 414-3607


LAS VEGAS SANDS
THIRD QUARTER 2007 RESULTS
-------------------------------------------------------------------------------

NON-GAAP RECONCILIATIONS

-------------------------------------------------------------------------------
Within the company's third quarter 2007 press release, the company makes reference to certain non-GAAP financial measures including "adjusted net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
-------------------------------------------------------------------------------


Adjusted net income and adjusted earnings per diluted share in the third quarter of 2007 and 2006 exclude loss on disposal of assets, pre-opening expense, and development expense. Reconciliations of GAAP net income (loss) and GAAP earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income (loss) before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income (loss) before depreciation and amortization, loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income
(loss) and GAAP net income (loss) to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                        Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                      2007            2006             2007            2006
                                                 --------------  --------------   --------------  --------------
Revenues:
  Casino                                          $    508,522    $    424,986     $  1,433,135    $  1,178,830
  Rooms                                                 96,718          81,651          289,588         262,443
  Food and beverage                                     50,032          42,394          162,129         138,233
  Retail                                                 3,511           3,478            9,000           9,634
  Other                                                 35,547          26,430          104,397          84,555
                                                  ------------    ------------     ------------    ------------
                                                       694,330         578,939        1,998,249       1,673,695
  Less - Promotional allowances                        (33,380)        (25,711)         (96,155)        (73,096)
                                                  ------------    ------------     ------------    ------------
                                                       660,950         553,228        1,902,094       1,600,599
                                                  ------------    ------------     ------------    ------------

Operating Costs and Expenses:
  Casino-Hotel operations                              501,500         353,035        1,333,612       1,018,824
  Rental expense                                         8,136           3,383           23,141          10,893
  Corporate expense                                     23,444          15,654           66,657          40,859
  Pre-opening expense                                   90,447          14,584          153,224          21,157
  Development expense                                    3,621           5,968            7,227          22,997
  Depreciation and amortization                         54,309          26,743          121,262          76,176
  Loss on disposal of assets                               287             383              526           1,920
                                                  ------------    ------------     ------------    ------------
                                                       681,744         419,750        1,705,649       1,192,826
                                                  ------------    ------------     ------------    ------------

  Operating income (loss)                              (20,794)        133,478          196,445         407,773


  Interest income                                       26,890          21,029           60,906          46,261
  Interest expense, net of amounts capitalized         (72,607)        (45,343)        (161,628)        (90,443)
  Other income (expense)                                17,052            (680)           7,715            (530)
  Loss on early retirement of debt                           -               -          (10,705)              -
                                                  ------------    ------------     ------------    ------------

Income (loss) before income taxes                      (49,459)        108,484           92,733         363,061

Benefit (provision) for income taxes                       952         (11,233)         (15,928)        (34,698)
                                                  ------------    ------------     ------------    ------------

Net income (loss)                                 $    (48,507)   $     97,251     $     76,805    $    328,363
                                                  ============    ============     ============    ============

Basic earnings (loss) per share                   $      (0.14)   $       0.27     $       0.22    $       0.93
Diluted earnings (loss) per share                 $      (0.14)   $       0.27     $       0.22    $       0.92

Weighted average shares outstanding
  Basic                                            354,856,121     354,296,742      354,716,730     354,250,901
  Diluted                                          354,856,121     355,220,167      357,094,808     355,006,634

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure-Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

                                                        Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                      2007            2006             2007            2006
                                                 --------------  --------------   --------------  --------------
Net income (loss)                                 $    (48,507)   $     97,251     $     76,805    $    328,363

Loss on disposal of assets, net                            298             383              471           1,916
Pre-opening expense, net                                87,363          14,433          148,329          20,856
Development expense, net                                 2,678           5,486            5,744          21,326
Stock offering costs, net                                 -                  -                -           1,327
Loss on early retirement of debt, net                     -                  -            6,958               -
                                                  ------------    ------------     ------------    ------------

Adjusted net income                               $     41,832    $    117,553     $    238,307    $    373,788
                                                  ============    ============     ============    ============


Per diluted share of common stock:
Net income (loss)                                 $      (0.14)   $       0.27     $       0.22    $       0.92

Loss on disposal of assets, net                              -               -                -            0.01
Pre-opening expense, net                                  0.25            0.04             0.41            0.06
Development expense, net                                  0.01            0.02             0.02            0.06
Stock offering costs, net                                    -               -                -               -
Loss on early retirement of debt, net                        -               -             0.02               -
                                                  ------------    ------------     ------------    ------------

Adjusted earnings per diluted share               $       0.12    $       0.33     $       0.67    $       1.05
                                                  ============    ============     ============    ============

Weighted average diluted shares outstanding        356,213,975     355,220,167      357,094,808     355,006,634

-----------------------


Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                        Three Months Ended               Nine Months Ended
                                                          September 30,                    September 30,
                                                      2007            2006             2007            2006
                                                 --------------  --------------   --------------  --------------
The Venetian                                      $    212,103    $    214,042     $    725,459    $    669,344
Sands Macao                                            298,756         339,186        1,026,544         931,255
The Venetian Macao                                     150,091               -          150,091               -
                                                  ------------    ------------     ------------    ------------

                                                  $    660,950    $    553,228     $  1,902,094    $  1,600,599
                                                  ============    ============     ============    ============

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                    Three Months Ended September 30, 2007

                                             (Gain)
                               Depreciation  Loss on                               (1)                                     Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  ---------  -------  ---------
The Venetian         $  29,595   $  23,861   $   (32)   $  1,554    $      -     $   3,323  $  58,301  $      -   $ 1,882  $  60,183

Sands Macao             65,456       9,959       319         464           -         1,121     77,319         -       255     77,574

The Venetian Macao       6,831      16,737         -           -           -           383     23,951         -     2,569     26,520

Other development(2)   (97,337)      1,857         -      88,429       3,621             -     (3,430)        -     3,430          -

Corporate              (25,339)      1,895         -           -           -             -    (23,444)   23,444         -          -

                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  --------  ---------
                     $ (20,794)  $  54,309   $   287    $ 90,447    $  3,621     $   4,827  $ 132,697  $ 23,444   $ 8,136  $ 164,277
                     =========   =========   =======    ========    ========     =========  =========  ========   =======  =========


                                                     Three Months Ended September 30, 2006

                               Depreciation  Loss on                               (1)                                     Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  ---------  -------  ---------

The Venetian         $  54,560   $  15,087   $     -    $    681    $    (38)    $   1,793  $  72,083  $      -   $ 3,046  $  75,129

Sands Macao            114,049       8,773       383       3,315           -           574    127,094         -       337    127,431

Other development(2)   (18,915)      2,321         -      10,588       6,006             -          -         -         -          -

Corporate              (16,216)        562         -           -           -             -    (15,654)   15,654         -          -

                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  --------  ---------
                     $ 133,478   $  26,743   $   383    $ 14,584    $  5,968     $   2,367  $ 183,523  $ 15,654   $ 3,383  $ 202,560
                     =========   =========   =======    ========    ========     =========  =========  ========   =======  =========


                                                       Nine Months Ended September 30, 2007

                               Depreciation  Loss on                               (1)                                     Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  ---------  -------  ---------

The Venetian         $ 176,931   $  63,163   $   158    $  2,065    $      -     $   7,030  $ 249,347  $      -  $  6,159  $ 255,506

Sands Macao            260,768      31,404       367         464           -         2,594    295,597         -       866    296,463

The Venetian Macao       6,831      16,737         -           -           -           383     23,951         -     2,569     26,520

Other development(2)  (176,933)      5,463         1     150,695       7,227             -    (13,547)        -    13,547          -

Corporate              (71,152)      4,495         -           -           -             -    (66,657)   66,657         -          -

                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  --------  ---------
                     $ 196,445   $ 121,262   $   526    $153,224    $  7,227     $  10,007  $ 488,691  $ 66,657  $ 23,141  $ 578,489
                     =========   =========   =======    ========    ========     =========  =========  ========  ========  =========


                                                       Nine Months Ended September 30, 2006

                               Depreciation  Loss on                               (1)                                     Adjusted
                   Operating       and       Disposal  Pre-Opening Development Stock-Based   Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense   Expense  EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  ---------  -------  ---------

The Venetian         $ 178,132   $  46,142   $    12    $  1,108    $      -     $   3,677  $ 229,071  $      -  $ 10,316  $ 239,387

Sands Macao            313,557      24,430     1,908       5,593           -         1,720    347,208         -       577    347,785

Other development(2)   (41,448)      3,995         -      14,456      22,997             -          -         -         -          -

Corporate              (42,468)      1,609         -           -           -             -    (40,859)   40,859         -          -

                     ---------   ---------   -------    --------    --------     ---------  ---------  --------  --------  ---------
                     $ 407,773   $  76,176   $ 1,920    $ 21,157    $ 22,997     $   5,397  $ 535,420  $ 40,859  $ 10,893  $ 587,172
                     =========   =========   =======    ========    ========     =========  =========  ========  ========  =========

(1) The Company recorded $9.8 million and $4.5 million of stock-based compensation expense during the three months ended September 30, 2007 and 2006, respectively, of which $3.3 million and $1.8 million, respectively, is included in corporate expense and $1.7 million and $0.3 million, respectively, is included in pre-opening and development expense on our condensed statement of operations. During the nine months ended September 30, 2007 and 2006, the Company recorded stock-based compensation expense of $22.8 million and $10.2 million, respectively, of which $8.1 million and $3.9 million, respectively, is included in corporate expense and $4.7 million and $0.9 million, respectively, is included in pre-opening and development expense on our condensed statement of operations.

(2) Included in pre-opening expense for the three months ended September 30, 2007 and 2006 is $75.2 million and $7.1 million, respectively, related to The Venetian Macao. Included in pre-opening expense for the nine months ended September 30, 2007 and 2006 is $121.2 million and $11.8 million, respectively, related to The Venetian Macao.

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted
Property EBITDAR:

                                                        Three Months Ended           Nine Months Ended
                                                          September 30,                 September 30,
                                                      2007            2006            2007        2006
                                                 -------------  ------------    -------------  -----------
Net income (loss)                                 $   (48,507)   $   97,251      $    76,805    $ 328,363
  Add (deduct) :
     Benefit (provision) for income taxes                (952)       11,233           15,928       34,698
     Other (income) expense                           (17,052)          680           (7,715)         530
     Interest income                                  (26,890)      (21,029)         (60,906)     (46,261)
     Interest expense, net of amounts capitalized      72,607        45,343          161,628       90,443
     Loss on early retirement of debt                       -             -           10,705            -
     Depreciation and amortization                     54,309        26,743          121,262       76,176
     Loss on disposal of assets                           287           383              526        1,920
     Pre-opening expense                               90,447        14,584          153,224       21,157
     Development expense                                3,621         5,968            7,227       22,997
     Stock-based compensation (1)                       4,827         2,367           10,007        5,397
                                                  -----------    ----------      -----------    ---------

Adjusted EBITDA                                       132,697       183,523          488,691      535,420

  Add :
     Rental expense                                     8,136         3,383           23,141       10,893
     Corporate expense                                 23,444        15,654           66,657       40,859
                                                  -----------    ----------      -----------    ---------

Adjusted Property EBITDAR                         $   164,277    $  202,560       $  578,489    $ 587,172
                                                  ===========    ==========       ==========    =========

--------------------
(1)  From prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

                                                        Three Months Ended            Nine Months Ended
                                                           September 30,                 September 30,
                                                       2007          2006            2007          2006
                                                    ----------    ----------      ----------    ----------
Room Statistics:
     The Venetian:
         Occupancy %                                    99.6%         98.4%           99.7%         99.3%
         Average daily room rate (ADR) (1)           $    234      $    221        $    259      $    237
         Revenue per available room (REVPAR) (2)     $    233      $    217        $    258      $    236

     The Venetian Macao:
         Occupancy %                                    77.5%                         77.5%
         Average daily room rate (ADR) (1)           $    208                      $    208
         Revenue per available room (REVPAR) (2)     $    161                      $    161

Other Information:
     The Venetian:
         Table games win per unit per day (3)        $  4,362      $  5,008        $  5,810      $  5,138
         Slot machine win per unit per day (4)       $    248      $    215        $    236      $    211
         Average number of table games                    131           134             133           133
         Average number of slot machines                1,684         1,727           1,683         1,741

     Sands Macao:
         Table games win per unit per day (3)        $  5,846      $  6,420        $  5,791      $  7,128
         Slot machine win per unit per day (4)       $    149      $    245        $    153      $    243
         Average number of table games                    615           581             715           490
         Average number of slot machines                1,430           934           1,513           912

     The Venetian Macao:
         Table games win per unit per day (3)        $  5,298                      $  5,298
         Slot machine win per unit per day (4)       $     72                      $     72
         Average number of table games                    878                           878
         Average number of slot machines                3,318                         3,318

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(1) ADR is Average Daily Rate and is  calculated by dividing  total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.